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Exhibit 10.16

SEVERANCE AGREEMENT

        THIS SEVERANCE AGREEMENT is made effective as of February 28, 2003, by and between JAMDAT MOBILE INC., a Delaware corporation (the "Company"), and                                 ("Senior Manager").

RECITAL

        The Company desires to enter into an agreement with Senior Manager whereby severance benefits will be paid to Senior Manager on a change in control of the Company and consequent actual or constructive termination of Senior Manager's employment.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

        1.    Termination of Employment Due to a Change in Control.    Senior Manager shall be entitled to the benefits provided herein upon the termination of Senior Manager's employment by the Company for any reason whatsoever, except for Cause (as defined below), or by Senior Manager for Good Reason (as defined below) with the Company within (i) 120 days before a Change in Control (as defined below) or (ii) 360 days after a Change in Control (as defined below) (such a termination of Senior Manager's employment is sometimes referred to herein as a "Qualifying Termination"). Senior Manager shall not be entitled to the benefits of this Agreement if Senior Manager's employment terminates pursuant to normal retirement under a policy in effect prior to the Change in Control or by reason of his death or his total and permanent disability. For the purposes of this Agreement, "total and permanent disability" means a condition which prevents Senior Manager from performing to a significant degree the essential duties of his position and is expected to be for a period in excess of six (6) months or results in death. A determination of total and permanent disability must be based on competent medical evidence.

        2.    Severance Payment Upon Termination of Employment.    Upon the expiration of five (5) business days following a Qualifying Termination, Senior Manager shall be entitled to: (a) be paid, in cash, in a lump sum, an amount equal to one times Senior Manager's current annual base salary; and (b) payment by the Company of the cost of Senior Manager's continued coverage in the Company's health plan pursuant to the COBRA regulations for a twelve (12) month period, subject to the provisions of Section 10 hereof.

        3.    Change in Control.    For the purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon the happening of any of the following events:

          (a)    Merger or Consolidation.    If the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities. For purposes hereof, the term "Person" shall mean a "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act, excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company; or

          (b)    Liquidation or Sale.    If the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

The foregoing notwithstanding, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Board of Directors, the holders of the Company's common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

        4.    Effect on Employment Rights.    This Agreement is not part of any employment agreement between the Company and Senior Manager. Nothing in this Agreement shall confer upon Senior Manager any right to continue in the employ of the Company or interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Senior Manager's employment at any time for any reason, with or without cause, except as otherwise provided in this Agreement.

        5.    Termination for Cause.    Termination of Senior Manager's employment for "Cause" shall mean the termination of Senior Manager upon his intentional and willful gross misconduct which is demonstrably and materially injurious to the Company taken as a whole and which was done, or omitted to be done, by Senior Manager in bad faith and without any reasonable belief on the part of Senior Manager that Senior Manager's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Senior Manager shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the unanimous affirmative vote of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for the purpose of making a determination whether Cause for termination exists (after reasonable notice to Senior Manager and an opportunity for Senior Manager to be heard before the Board), finding in the good faith opinion of the Board that Senior Manager was guilty of misconduct as set forth above in this Section and specifying the particulars thereof in detail. If the Company gives Senior Manager notice of termination which states that the basis for terminating his employment is Cause, Senior Manager shall have fifteen (15) days after receipt of such notice to remedy the facts and circumstances which provided Cause. The Board of Directors (or any duly authorized Committee thereof) shall make a good faith reasonable determination immediately after such fifteen-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to Senior Manager. If the Board determines that adequate remedy has not occurred, then the initial notice of termination shall remain in effect.

        6.    Good Reason.    Within (i) 120 days before a Change in Control or (ii) 360 days after a Change in Control, Senior Manager may terminate employment with the Company at any time if Senior Manager has made a good faith reasonable determination that Good Reason exists for such termination. For the purposes of this Agreement, "Good Reason" shall mean any of the following actions, if taken without the express written consent of Senior Manager:

          (a)   Any material change by the Company in Senior Manager's title, functions, duties or responsibilities that would cause Senior Manager's position with the Company to become of less responsibility or scope from the position and attributes that applied to Senior Manager immediately prior to the Change in Control;

          (b)   Any material reduction in Senior Manager's base salary;

          (c)   Any material failure by the Company to comply with any of the provisions of this Agreement (or of any employment agreement between the parties);

          (d)   The Company's requiring Senior Manager to be based at any office or location more than fifty (50) miles from the office at which Senior Manager is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of Senior Manager's responsibilities and commensurate with the amount of travel required of Senior Manager prior to the Change in Control; or

          (e)   Any failure by the Company to obtain the express assumption of this Agreement by any successor or assign of the Company.

Senior Manager must provide the Company at least fifteen (15) days prior written notice of such termination based upon Good Reason and stating the factor(s) constituting Good Reason. The Company shall have ten (10) days after receipt of such notice to remedy the facts and circumstances which provided Good Reason. Senior Manager shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to the Company. If Senior Manager determines that adequate remedy has not occurred, then the initial notice of termination shall remain in effect. Any determination by Senior Manager pursuant to this Section 6 that Good Reason exists for Senior Manager's termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by a clear preponderance of the evidence that it was not a good faith reasonable determination.

        7.    Severance Payment Made Notwithstanding Dispute.    Notwithstanding any dispute concerning whether Cause or Good Reason exists for termination of employment or whether adequate remedy has occurred, the Company shall immediately pay to Senior Manager any amounts otherwise due under this Agreement. Senior Manager may be required to repay such amounts to the Company if any such dispute is finally determined adversely to Senior Manager.

        8.    Notice of Termination.    Except as otherwise provided in this Agreement, any termination of Senior Manager's employment hereunder shall be communicated by written notice to the other party hereto which shall indicate the specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Senior Manager's employment under the provision so indicated as well as the date of such termination (which shall be no earlier than fifteen (15) days after such notice is received by the other party).

        9.    Limitation Under Section 280G.    It is the intent of the parties that no amount payable pursuant to this Agreement shall cause any payment or transfer by the Company to or for the benefit of Senior Manager, whether paid or payable (or transferred or transferable) pursuant to this Agreement or otherwise (a "Payment"), to be subject to taxation under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and as an "excess parachute payment" within the meaning of Section 280G of the Code. If the last independent auditors selected by the Board of Directors prior to the Change in Control (the "Auditors") determine that any such item constitutes an "excess parachute payment," and that the limitation of this Section 9 would result in a larger after-tax benefit to Senior Manager, then Senior Manager may (but is not required to) irrevocably elect to relinquish or not exercise any payments or benefits available to him under any plan, contract or program before the payment or enjoyment thereof in order to limit such payments or benefits for the purpose of eliminating any "excess parachute payment" or causing Senior Manager to become eligible to receive all or any portion of the cash payment that would be made pursuant to this Agreement if Senior Manager were entitled to no other "parachute payments" as defined in Section 280G(b)(2) of the Code. For purposes of these calculations, (a) all amounts received in connection with Senior Manager's employment by the Company or to be received by Senior Manager in connection with a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (including, but not limited to, payments or benefits that Senior Manager becomes entitled to in connection with a Change in Control, as defined above) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, except to the extent that such amounts are relinquished pursuant to the preceding sentence or identified in the written opinion of independent tax counsel selected by the Auditors and approved by Senior Manager (which approval shall not be unreasonably withheld) as not constituting parachute payments or excess parachute payments (in whole or in part), or as representing reasonable compensation for personal services to be rendered or actually rendered before the Change in Control in excess of the base amount, within the meaning of Section 280G(b)(4)(B) of the Code, and (b) the value of any noncash benefit or any deferred cash payment included in the calculations shall be determined by the Auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. The Company shall bear all fees and expenses of the Auditors and all fees and expenses of obtaining the opinion of the independent tax counsel referred to in the preceding sentence.

        10.    Damages.    Senior Manager shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Senior Manager as a result of employment by any other employer, except, that, the payment of Senior Manager's COBRA payments under this Agreement shall be terminated in the event Senior Manager obtains similar benefits through a new employer within the twelve (12) month period immediately after termination.

        11.    Equity Acceleration.    Notwithstanding anything to the contrary in the JAMDAT Mobile Inc. Restricted Stock Agreements, into which Senior Manager entered into on [Dates], as such agreements have been amended from time to time (collectively, as amended, the "Restricted Stock Agreements"), and upon a Qualifying Termination which occurs 120 days prior to a Change in Control, notwithstanding the Vesting Schedule as of the date of such termination, the Repurchase Right shall lapse with respect to one hundred percent (100%) of all Unvested Shares as of such date and Senior Manager shall acquire a fully vested interest in the Purchased Stock. All terms used in this Section 11 and not defined in this Agreement shall have the meaning given such terms in the Restricted Stock Agreement.

        12.    Successor to the Company.    The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Senior Manager, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        13.    Senior Manager's Successors and Heirs.    This Agreement shall inure to the benefit of and be enforceable by Senior Manager's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Senior Manager should die while any amounts are still payable to Senior Manager hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Senior Manager's devisee, legatee, or other designee or, if there be no such designee, to Senior Manager's estate.

        14.    Claims Review Policy/Arbitration.    Senior Manager must comply with the Severance Agreement Claims Review Policy, attached hereto as Exhibit A, before Senior Manager may commence any legal action pursuant to the arbitration provisions below. Any dispute arising out of or relating to this Agreement that still exists after Senior Manager has complied with the Severance Agreement

Claims Review Policy shall be finally settled by binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association in arbitration proceedings conducted in Los Angeles, California. The arbitrator shall have no power or authority in making their award to modify, enlarge or add to the terms and provisions of this Agreement. Judgment upon the award of the arbitrator shall be binding upon the parties and may be entered in any court having jurisdiction. Costs and reasonable attorneys' fees shall be paid as the arbitrator's award shall specify, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he, she or it may be entitled.

        15.    Notices.    All notices and other communications provided for in this Agreement shall be given or made by telex, telecopy, telegraph, cable, certified or registered mail (return receipt requested), or delivered personally or by a nationally recognized overnight courier service to the address set forth below (or such other address as may be designated by any method permitted by this Section 15). All such communications shall be deemed to have been duly given when transmitted by telex or telecopier (if a copy thereof is also mailed to the recipient, certified or registered mail, postage prepaid), or personally delivered or delivered by cable, telegraph, or nationally recognized overnight courier service, or five (5) days after mailing, postage prepaid, to the address set forth below.

    If to the Company:

      JAMDAT Mobile Inc.
      3415 S. Sepulveda Blvd., Suite 500
      Los Angeles, California 90034
      Facsimile: (310) 636-3103
      Attn: Craig S. Gatarz, Esq.
      Chief Operating Officer and General Counsel

    with a copy to:

      Sheppard, Mullin, Richter & Hampton LLP
      800 Anacapa Street
      Santa Barbara, California 93101
      Facsimile: (805) 568-1955
      Attn: C. Thomas Hopkins, Esq.

    If to Senior Manager:

      To the address set forth below Senior Manager's
      name on the attached signature page.

        16.    Amendment; Waiver.    This Agreement may not be amended or modified except in a writing signed by the parties. No waiver of any provisions of this Agreement shall be deemed to, or shall, operate as a waiver of any other provision, nor shall any waiver constitute a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver.

        17.    Governing Law.    Subject to the Employee Retirement Income Security Act of 1974, as amended, this Agreement shall be governed and construed under the internal laws of the State of California.

        18.    No Transfer by Senior Manager.    Senior Manager's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Senior Manager's rights be subject to encumbrance or subject to claims of the Company's creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets. This Agreement shall inure to the benefit of, and be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

        19.    Entire Understanding.    This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and there are no promises, terms, conditions, or obligations, oral or written, express or implied, other than those contained herein, with respect to such subject matter.

        20.    Partial Invalidity.    If for any reason any provision of this Agreement shall be determined to be inoperative or invalid, the validity and effect of the other provisions hereof shall not be affected thereby.

        21.    No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

        22.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        [Signatures on following page]

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as the day and year first set forth above.

THE COMPANY:
JAMDAT MOBILE INC., a Delaware corporation
By:	Name: Title:
SENIOR MANAGER:

EXHIBIT A

SEVERANCE AGREEMENT
CLAIMS REVIEW POLICY

        1.    Presentation Of Claim.    Any Senior Manager or duly authorized representative (such Senior Manager or duly authorized representative being referred to below as a "Claimant") may deliver to the Severance Benefit Committee (the "Committee") a written claim for a determination of the benefits receivable by such Claimant pursuant to the Senior Manager's Severance Agreement (the "Agreement"). If such claim relates to the contents of a notice received by the Claimant, the claim must be made within 30 days after such notice was received by the Claimant. The claim must state with particularity the benefit determination desired by the Claimant.

        2.    Notification Of Decision.    The Committee shall consider a Claimant's claim within a reasonable time, but not later than 30 days after receipt of the claim by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 30-day period. In no event shall such extension exceed a period of 30 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. Once the benefit determination is made in accordance with the foregoing, the Committee shall notify the Claimant in writing:

              i.  that the Claimant's requested benefit determination has been made, and that the claim has been allowed in full; or

             ii.  that the Committee has reached a conclusion adverse, in whole or in part, to the Claimant's requested benefit determination. The Committee's notice of adverse benefit determination must be written in a manner calculated to be understood by the Claimant, and it must contain:

            iii.  the specific reason(s) for the adverse benefit determination;

              (1)   reference to the specific provisions of the Agreement upon which such adverse benefit determination was based;

              (2)   a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

              (3)   description of the claim review procedures set forth in the "Review Of A Denied Claim" section below and the time limits applicable to such procedures, including a statement regarding the Claimant's right, if any, to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") following an adverse benefit determination on review.

        3.    Review Of A Denied Claim.    Within 30 days after receiving a notice from the Committee of an adverse benefit determination, a Claimant may file with the Board of Directors of JAMDAT Mobile Inc. (the "Board") a written request for a review of such adverse determination. Thereafter, but not later than 30 days after the review procedure began, the Claimant:

              i.  may submit written comments, documents, records and other information relating to the claim for benefits;

             ii.  shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and/or

            iii.  may request a hearing, which the Board, in its discretion, may grant.

The Board shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        4.    Decision On Review.    The Board shall render its decision on review within a reasonable time, and not later than 30 days after the receipt of the Claimant's review request, unless a hearing is held or other special circumstances require additional time, in which case the Board's decision must be rendered within 60 days after the receipt of the Claimant's review request. If the Board determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Board expects to render the benefit determination on review. The Board's decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

              i.  specific reasons for the decision;

             ii.  reference to the specific Agreement provisions upon which the decision was based;

            iii.  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits;

            iv.  a statement regarding the Claimant's right, if any, to bring an action under ERISA Section 502(a) concerning an adverse benefit determination; and

             v.  such other matters as the Board deems relevant.

For purposes of this policy, a document, record or other information shall be considered "relevant" to a Claimant's claim if such document, record or other information was relied upon in making the benefit determination; was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or demonstrates compliance with the administrative processes and safeguards required under ERISA in making the benefit determination.

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SEVERANCE AGREEMENT
RECITAL
AGREEMENT
EXHIBIT A SEVERANCE AGREEMENT CLAIMS REVIEW POLICY